UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 11, 2008
Date of Report (Date of earliest event reported)

DORAL ENERGY CORP.
(Exact name of registrant as specified in its charter)

NEVADA	000-52738	98-0555508
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

111 N. Sepulveda Blvd., Suite 250
Manhattan Beach, CA	90266
(Address of principal executive offices)	(Zip Code)

(310) 937-1511
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Effective August 11, 2008, H. Patrick Seale, 54, was appointed as Chief Operating Officer of Doral Energy Corp. (the “Company”).

Mr. Seale was previously the President and Executive Vice President of SPI Operations LLC, of Midland, Texas, where he was a founder and spent seven years directing SPI's production and reserve growth. While at SPI, Mr. Seale was responsible for the management and direction of SPI’s engineering, development, production, and field operations. SPI's reserves eventually reached 15 million barrels of oil equivalent (BOE) in ten West Texas projects. SPI achieved its growth through strategic acquisitions of under-producing and under-developed properties with potential for exploitation of both existing wells and proved undeveloped reserves. Prior to his departure, Mr. Seale engineered the sale of a majority interest in SPI's largest project.

Previously, Mr. Seale was Vice President of Engineering for the North American Oil and Gas Unit of NatWest Markets, the corporate and investment banking division of National Westminster Bank, PLC. In this role, Mr. Seale evaluated the economic feasibility of energy projects and helped determine the size of the bank's reserve-based lending facilities for projects throughout the world.

Mr. Seale previously gained international operations and development experience as Vice President of Operations for both Concept Energy Corporation in Colombia and Frontera Resources Corporation in the Republic of Georgia and the Azerbaijan Republic. In these roles he created development and drilling plans, managed production and drilling operations, and worked with international banks and investors to obtain equity and debt financing. He was also Vice President of Engineering for Cabot Oil & Gas Corp. (NYSE: COG), managing the 800 Bcfe reserve base held by $4 billion market cap Cabot. Mr. Seale began his career with Exxon after graduating with Highest Honors in Petroleum Engineering from the University of Texas at Austin.

The Company’s executive officers are appointed by the Company’s Board of Directors and hold office until removed by the Board of Directors.

The Company has agreed to pay Mr. Seale a salary of $15,000 per month.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL ENERGY CORP.
Date: August 11, 2008
	By:	/s/ Paul C. Kirkitelos

PAUL C. KIRKITELOS
Chief Executive Officer, Chief Financial
Officer, President, Secretary and Treasurer